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                                                       Registration Nos. 2-98326
                                                                        811-4323

                            EX-99.8(H) AND EX-99.9(O)
  FORM OF LETTER AGREEMENT BETWEEN THE REGISTRANT AND STATE STREET ON BEHALF OF
                        NEW ENGLAND STAR SMALL CAP FUND

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                                                  December  , 1996

State Street Bank and Trust Company
1776 Heritage Drive
Fiduciary Control 42N
North Quincy, MA  02171

Re:  New England Star Small Cap Fund

Gentlemen:

         This is to advise you that New England Funds Trust I (the "Trust" and formerly The New England Funds) has established a new series of shares, New England Star Small Cap Fund. In accordance with the Additional Funds provisions in Section 17 of the Custodian Contract dated April 12, 1988 as amended September 12, 1991 between the Trust and State Street Bank and Trust Company and the provisions of Section 1.01 of the Sub-Transfer and Service Agreement between New England Funds, L.P. and State Street Bank, the Trust and New England Funds, L.P. hereby requests that you act as Custodian and Sub-Transfer Agent for the new series under the terms of the respective contracts. A revised Exhibit A to the Custodian Contract and to the Sub-Transfer and Service Agreement are attached to this letter.

By:  __________________________________
      Henry L.P. Schmelzer
      President
      New England Funds Trust I
      New England Funds, L.P.

Agreed to this ___ day of December, 1996.

State Street Bank and Trust Company

By:  __________________________________
      Vice President